Exhibit 99.5

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

)
CASCAL N.V.,	)
)
Plaintiff,	)
)
v.	)	Civil Action No. 10-cv-3613 (LAK)
)
SEMBCORP UTILITIES PTE LTD,	)
SEMBCORP INDUSTRIES LTD, BIWATER	)
INVESTMENTS LTD., and BIWATER	)
HOLDINGS LIMITED,	)
)
Defendants,	)
)

Declaration of Marc Greenwald

Marc Greenwald declares as follows pursuant to 28 U.S.C. § 1746:

1. I am a member of the Bar of this Court and a partner with the law firm of Quinn Emanuel Urquhart & Sullivan, LLP, attorneys for Plaintiff Cascal N.V. (“Cascal”) in the above-captioned proceeding. I make this declaration in support of Cascal’s Reply Memorandum in Suport of Plaintiff’s Application for a Preliminary Injunction.

2. Attached hereto as Exhibit A is a true and correct copy of a Non-Compete, Confidentiality and Director Non-Removal Agreement between Cascal B.V. and Biwater Plc dated January 3, 2008

3. Attached hereto as Exhibit B is a true and correct copy of Proposed Amendments to Tender Offer Rules dated November 29, 1979 and available at 1979 LEXIS SEC 218 (Nov. 29, 1979).

I declare under penalty of perjury that the foregoing is true and correct.

Executed in New York, New York on May 17, 2010.

Marc Greenwald

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